UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FIRST FARMERS AND MERCHANTS CORPORATION
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FIRST FARMERS AND MERCHANTS CORPORATION

COLUMBIA, TENNESSEE

March 31, 2009

Dear Shareholder:

The 2008 annual report to shareholders for First Farmers and Merchants Corporation and its subsidiary, First Farmers and Merchants Bank, is enclosed.  Because this information will be discussed during the business session of our annual meeting on Tuesday, April 21, 2009 at 4:00 p.m., we urge you to bring the annual report with you.

The official notice of the meeting of shareholders, proxy and proxy statement are enclosed.  PLEASE COMPLETE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE.  If you attend the meeting, you will have the opportunity to withdraw your proxy and vote in person.  Shareholders may designate a person or persons other than those named in the enclosed proxy to vote their shares at the annual meeting or any adjournment thereof.

Please note that the annual meeting will be held in the Cherry Theater, in the Waymon L. Hickman Building at Columbia State Community College, Columbia, Tennessee on April 21, 2009 at 4:00 p.m. Central Time.  A reception/buffet will follow at approximately 5:00 p.m.  Please indicate on your proxy if you will be attending the meeting and reception/buffet.

Sincerely yours,

/s/ T. Randy Stevens

T. Randy Stevens
Chairman of the Board and
Chief Executive Officer

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street, P. O. Box 1148, Columbia, Tennessee 38402-1148

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on the 21st day of April, 2009

To the Shareholders of First Farmers and Merchants Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Farmers and Merchants Corporation (the “Corporation”) will be held at the Cherry Theater, in the Waymon L. Hickman Building, Columbia State Community College, Columbia, Tennessee, 38401 on April 21, 2009 at 4:00 p.m., Central Time, for the following purposes:

1.                           Election of Directors:  Election of the following 15 nominees as directors of the Corporation:

Kenneth A. Abercrombie	Thomas Napier Gordon	Matthew M. Scoggins, Jr.
Dan C. Wheeler	James L. Bailey, Jr.	Dr. O. Rebecca Hawkins
T. Randy Stevens	Dr. David S. Williams	M. Darlene Baxter
Timothy E. Pettus	W. Lacy Upchurch	W. Donald Wright
H. Terry Cook, Jr.	Dr. Joseph W. Remke, III	William R. Walter

2.                           To transact such other business as may properly be brought before the annual meeting or any adjournment thereof.

Shareholders of record at the close of business on March 2, 2009 are entitled to notice of and to vote at the meeting.

To assure that your shares are represented at the meeting, please mark, date, sign and promptly return the enclosed proxy card.  The proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

By order of the Board of Directors,

/s/ Martha M. McKennon

Martha M. McKennon
Secretary

March 31, 2009

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street, P. O. Box 1148

Columbia, Tennessee  38402-1148

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on the 21st day of April, 2009

The accompanying proxy is solicited by and on behalf of the Board of Directors of First Farmers and Merchants Corporation (the “Corporation”) for use at the Twenty-Seventh Annual Meeting of Shareholders to be held on April 21, 2009 and any adjournment thereof (the “Annual Meeting”).  The time and place of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders.  All expenses of preparing, printing and mailing the proxy and all materials used in the solicitation thereof will be borne by the Corporation.  In addition to the use of the mail, proxies may be solicited in person or by telephone by directors, officers and other personnel of the Corporation or its subsidiary, First Farmers and Merchants Bank (the “Bank”), none of whom will receive additional compensation for such services.  The Corporation will also request custodians and nominees to forward soliciting materials to the beneficial owners of common stock of the Corporation, $10.00 par value per share (“Common Stock”), held of record by them and will pay reasonable expenses of such persons for forwarding such material.  The date on which this Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Corporation is March 31, 2009.

PURPOSES OF THE MEETING

The Annual Meeting will be held for the purposes of (i) electing directors and (ii) transacting whatever other business may properly be brought before the meeting or any adjournment thereof.

QUORUM AND VOTING

At the close of business on March 2, 2009, the Corporation had issued and outstanding 5,580,000 shares of Common Stock.  Only holders of record of Common Stock at the close of business on March 2, 2009 are entitled to notice of and to vote on matters that properly come before the Annual Meeting or any adjournment thereof.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.  Abstentions and broker non-votes are included in determining the number of shares present in person or by proxy for purposes of determining if a quorum exists.  A shareholder is entitled to one vote in person or by proxy at the Annual Meeting for each share of Common Stock held of record in his or her name.

If a quorum is not present at the time of the Annual Meeting, the majority of shares entitled to vote, represented in person or by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy.

If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder.  If a proxy is executed and returned but no specification is made, the proxy will be voted FOR the election of all nominees as directors of the

Corporation.  Abstentions will be disregarded in the calculation of a plurality with respect to the election of directors and will have the effect of a vote against any other proposals properly brought before the Annual Meeting.  Broker non-votes occur when a broker or nominee returns a proxy but does not have discretionary authority to vote on a particular proposal because it has not received voting instructions from the beneficial holder. When a proposal is not a “routine” matter and a broker or nominee has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the broker or nominee cannot vote the shares on that proposal. For “routine” matters, such as the election of directors, brokers and nominees generally may vote on behalf of beneficial holders who have not furnished voting instructions.

Any shareholder has the power to revoke his or her proxy at any time, prior to the vote being taken at the Annual Meeting, by written notice or subsequently dated proxy received by the Corporation, or by revocation by the shareholder in person at the Annual Meeting or any adjournment thereof.  If you wish to attend the Annual Meeting and need directions to the Cherry Theatre in the Waymon L. Hickman Building at Columbia State Community College, Columbia, Tennessee, please contact Martha McKennon, Secretary of the Corporation, at (931) 388-3145.

ELECTION OF DIRECTORS

The Board of Directors has nominated the 15 individuals below for election as directors to serve until the annual meeting of shareholders in 2010 or until their successors are qualified and elected.  The Corporation’s Amended and Restated By-laws (the “Bylaws”) provide in Article III, Section 2 that there shall be no fewer than five and no more than 20 directors.  The Board of Directors believes it is in the best interest of the Corporation that there be 15 directors of the Corporation at this time.  Proxies cannot be voted for a greater number of persons than the nominees named.

Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting, if a quorum is present.  Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting but will not have the effect of voting in opposition to a director.  The Corporation’s charter does not provide for cumulative voting and, accordingly, shareholders do not have cumulative voting rights with respect to the election of directors.  Consequently, each shareholder of record may only cast one vote per share of Common Stock for each nominee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees listed below.  Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Each nominee is currently serving as a director and has served as a director since the 2008 annual meeting of shareholders.  Each nominee has consented to be a candidate and to serve as a director if elected.  The following table provides the names, ages, positions and offices held with the Corporation and the Bank, the year in which each director nominee was first elected to the Board of Directors and the business experience of each director nominee during the last five years:

DIRECTOR NOMINEE INFORMATION TABLE

Name	Age	Position and Office Held with Corporation	Position and Office Held with Bank	Director of Corporation Since	Business Experience During Last Five Years
Kenneth A. Abercrombie	66	Director	Director	1988	Retired President, Loretto Casket Co., Inc.
James L. Bailey, Jr.	67	Director	Director	1982	Maury County Mayor; Pharmacist (self-employed)
M. Darlene Baxter	62	Director	Director	2007	Associate Administrator, Maury Regional Hospital
H. Terry Cook, Jr.	68	Director	Director	1982	President, Cook Properties, Inc.
Thomas Napier Gordon	57	Director	Director	1986	Managing Partner, Gordon Brothers Properties
Dr. O. Rebecca Hawkins	68	Director	Director	1999	Retired President, Columbia State Community College
Timothy E. Pettus	57	Director and President	Director and President	2007	President of the Corporation and the Bank
Dr. Joseph W. Remke, III	58	Director	Director	1999	Optometrist (self-employed)
Matthew M. Scoggins, Jr.	59	Director	Director	2008	CEO, Tennessee Farmers Insurance Companies
T. Randy Stevens	57	Director, Chairman and CEO	Director, Chairman and CEO	1991	Chairman and CEO of the Corporation and the Bank
W. Lacy Upchurch	62	Director	Director	2007	President, Tennessee Farm Bureau; Farmer
William R. Walter	67	Director	Director	2002	Retired Administrator and CEO, Maury Regional Hospital
Dan C. Wheeler	66	Director	Director	1993	Director, Center for Profitable Agriculture
Dr. David S. Williams	62	Director	Director	2001	Orthodontist (self-employed)
W. Donald Wright	69	Director	Director	1992	Pharmacist (self-employed)

The Board of Directors recommends that the shareholders vote FOR each of the nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of January 1, 2009, with respect to the beneficial ownership of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee, (iii) each of our Named Executive Officers (as identified in the section below entitled “EXECUTIVE COMPENSATION — Summary Compensation Table”) and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
First Farmers and Merchants Bank (2)	716,000	12.83%
Thomas Napier Gordon(3)	136,648	2.45%
T. Randy Stevens(4)	75,000	1.34%
H. Terry Cook, Jr.(5)	49,912	*
James L. Bailey, Jr.	17,088	*
Dan C. Wheeler(6)	15,668	*
John P. Tomlinson, III(7)	12,900	*
N. Houston Parks(8)	14,144	*
Timothy E. Pettus(9)	10,790	*
Matthew M. Scoggins(10)	7,574	*
Joseph W. Remke III(11)	7,160	*
David S. Williams	7,000	*
William R. Walter	5,428	*
Kenneth A. Abercrombie	5,000	*
W. Donald Wright	4,832	*
M. Darlene Baxter	2,500	*
Dr. O. Rebecca Hawkins	1,300	*
Patricia P. Bearden(12)	429	*
W. Lacy Upchurch	400	*
Directors and Executive Officers as a Group (19 persons)	378,193	6.77%

*	Less than 1%
(1)	Unless otherwise indicated, all shares are owned of record.
(2)

The Bank’s address is 816 South Garden Street, Columbia, Tennessee 38402. These shares of Common Stock are held in a fiduciary capacity by the Bank’s Trust and Financial Department as trustee, agent or otherwise. The beneficial holders have the right to vote 100% of these shares. The shares voted by the Bank’s Benefit Committee on behalf of the beneficial holders will be voted in a manner consistent with the best interests of the beneficiaries as determined by the Bank in its fiduciary capacity.

(3)

Includes 18,120 shares held by Thomas Napier Gordon, Jr., Mr. Gordon’s minor son, 18,120 shares held by Edward Bradshaw Gordon, Mr. Gordon’s minor son and 800 shares held by Teri Hasenour Gordon, Mr. Gordon’s wife.

(4)

Includes 2,000 shares held by Leesa M. Stevens, Mr. Stevens’ wife, 36,000 shares held by Leesa M. Stevens Family Partnership, L.P., a limited partnership of which Mr. Stevens is a limited partner, and 35,800 shares held by Thomas Randall Stevens Family Partnership, L.P., a limited partnership of which Mr. Stevens is a limited partner.

(5)	Includes 16,308 shares held by Griffitha G. Cook, Mr. Cook’s wife, 5,650 shares held by Cook Properties, Inc., of which Mr. Cook is president, and 500 shares held by Famco-IRA H. Terry Cook.
(6)	Includes 5,400 shares held by Mary Carol Wheeler, Mr. Wheeler’s wife.

(7)	Includes 100 shares held by Teresa J. Beck, Mr. Tomlinson’s wife, and 2,000 shares held by Famco — IRA John P. Tomlinson.
(8)	Includes 14,144 shares held by Famco in custody of N. Houston Parks and his wife, Suzanne C. Parks.
(9)

Includes 200 shares held jointly by Timothy E. Pettus and Ellen Pettus, Mr. Pettus’ mother, 1,120 shares held by Timothy E. Pettus or Lynn Pettus, Mr. Pettus’ wife and 5,270 shares held by Famco — IRA Timothy E. Pettus.

(10)

Includes 1,279 shares held jointly by Mathew M. Scoggins, Jr. and Mary Paulett Scoggins, Mr. Scoggins’ wife, 1,274 shares held by Famco — IRA Matthew M. Scoggins, Jr. and 869 shares held by Famco — IRA Mary P. Scoggins.

(11)	Includes 4,100 shares held by Famco — IRA Dr. Joseph W. Remke, III.
(12)	Includes 119 shares held by Famco — Roth IRA Patricia P. Bearden.

EXECUTIVE OFFICERS

The biographical information of the executive officers of the Corporation and the Bank, as of March 3, 2009, is presented in the following paragraphs.  None of these executive officers has a family relationship with any officer or employee of the Corporation or the Bank.

T. Randy Stevens, age 57, is Chairman of the Board of Directors, Chief Executive Officer and a director of the Corporation and the Bank.  He was employed by the Bank in 1973 and promoted to Commercial Bank Officer in 1974.  He was appointed Assistant Vice President in 1976 and promoted to Vice President in 1979.  Mr. Stevens was appointed Vice President and Trust Officer of the Bank in 1982 and promoted to First Vice President in 1984.  He was promoted to Executive Vice President and Chief Administrative Officer of the Bank in 1990.  Mr. Stevens was elected as a director of the Bank and the Corporation in 1991 and appointed Vice President of the Corporation in 1991.  He was appointed President and Chief Operating Officer of the Bank, effective December 31, 1995, and President and Chief Operating Officer of the Corporation in April 1996.  He was appointed Chief Executive Officer of the Bank and the Corporation on June 30, 2002.  He has been Chairman of the Board of Directors of the Corporation and the Bank since April 19, 2005.

Timothy E. Pettus, age 57, is President and a director of the Corporation and the Bank.  Mr. Pettus has been an officer of the Bank since July 2002.  He served as the Vice Chairman of the Bank from April 2005 until his appointment as President of the Corporation and the Bank on January 30, 2007.  Mr. Pettus served as Regional President, Southern Region of the Bank, from July 2002 until becoming Vice Chairman of the Bank.  From 1998 until July 2002, he was a senior banking executive with Bank of America in Lawrence County, Tennessee.  He was elected director of the Corporation and the Bank on January 15, 2008.

John P. Tomlinson, III, age 58, is Chief Administrative Officer of the Bank.  He was employed by the Bank in 1973 and promoted to Commercial Bank Officer in 1974.  He was appointed Assistant Vice President of the Bank in 1976 and promoted to Vice President in 1979.  Mr. Tomlinson was appointed Manager of Mortgage Lending in 1986 and promoted to Senior Vice President in 1990.  He was appointed Executive Vice President of the Bank in 1995 and elected Secretary of the Corporation in April 1996.  He was appointed Vice President of the Corporation on December 17, 1996 and Senior Executive Vice President of the Bank in 1998.  Mr. Tomlinson was appointed Senior Executive Vice President of the Corporation in 1999.  He was appointed Chief Operating Officer on June 30, 2002 and Regional President of the Bank in 2003.  He served as President of the Corporation and the Bank from April 2005 to January 2007.  On January 31, 2007, he was named Chief Administrative Officer of the Bank.  Mr. Tomlinson served as a director of the Corporation and the Bank from 2000 to 2008.

N. Houston Parks, age 59, is Treasurer of the Corporation and Chief Operating Officer and, effective as of January 20, 2009, General Counsel of the Bank.  He was employed by the Bank in 1997 as Senior Vice President and Senior Trust Officer.  He was appointed Executive Vice President and Senior Trust Officer in 2002.  He was promoted to Vice Chairman and Chief Operating Officer of the Bank in 2005 and was appointed Treasurer of the Corporation on April 19, 2005.

Martha M. McKennon, age 64, is Secretary of the Corporation and Secretary, Vice President and Executive Assistant of the Bank.  She was employed by the Bank in 1974 and promoted to Customer Service Representative in 1980.  She was appointed Executive Assistant of the Bank in 1984 and Assistant Vice President, Executive Assistant in 1991.  Ms. McKennon was appointed Assistant Secretary of the Corporation on December 17, 1996 and appointed Vice President/Executive Assistant of the Bank in 1997.  She was appointed Secretary of the Corporation in 1999 and Secretary to the Board of Directors of the Corporation and the Bank in 2000.

Patricia P. Bearden, age 46, is Assistant Treasurer of the Corporation and Chief Financial Officer of the Bank.  She was employed by the Bank in 1998 and was promoted to Trust Officer in 2000.  She was promoted to Assistant Vice President and Trust Officer in 2003.  She was appointed Chief Financial Officer of the Bank in 2005 and was appointed Assistant Treasurer of the Corporation on April 19, 2005.

CORPORATE GOVERNANCE

Director Qualifications

The Board of Directors has not established formal minimum qualifications for its members.  The Board considers only potential nominees who have several years of relevant business experience. Non-management director nominees generally need to be independent, as defined by the listing standards of the New York Stock Exchange. Any nominee must be willing to serve for the nominal director’s compensation paid by the Corporation.  In addition, the Board of Directors evaluates nominees with the goal of maintaining a diversity of background and experience that complements the other directors.

Any shareholder, by written notice submitted to the Corporate Secretary, can nominate candidates for election to the Board of Directors of the Corporation.  The written notice should be provided in accordance with the process contained in the Bylaws as more fully described in the “GENERAL INFORMATION — Items of Business for 2009 Annual Meeting of Shareholders” section of this Proxy Statement.  Candidates nominated by shareholders are evaluated in the same manner as the candidates nominated by the Board of Directors.

Director Independence

The Board has determined that 13 of its 15 directors are independent in accordance with the listing standards of the New York Stock Exchange.  The two individuals who are not independent, Messrs. Stevens and Pettus, are both executive officers of the Corporation.

During 2008, there were no relationships or transactions that the Board of Directors discussed in making its independence determinations with respect to each director identified as independent and no relationships or transactions precluded any such directors from being independent. We are not aware of any family relationships among any of our directors and executive officers.

Committees of the Board of Directors

The Board of Directors conducts its business through its own meetings and through committees of the Bank’s Board of Directors, which are described below.  There are no standing committees of the Board of Directors of the Corporation because the principal business of the consolidated company is conducted by the Bank rather than the Corporation, which is a bank holding company.

The Corporation does not have a standing nominating committee.  The entire Board of Directors of the Corporation fulfills the role of a nominating committee.  Factors such as the Corporation’s size and the nature of its business, the consistently high rate of participation in meetings by each director, the fact that over half of the Corporation’s directors are independent (as defined by the listing standards of the New York Stock Exchange) and are individuals who come from diverse backgrounds, and the infrequent historical turnover in the membership of the Board of Directors contribute to the belief of the Board of Directors that a separate, independent nominating committee is not necessary.  The entire Board of Directors serving as a nominating committee currently does not have a charter and, as noted above, not all of the directors are independent, as defined by the listing standards of the New York Stock Exchange.

The Bank’s Board of Directors has five standing committees:

•      Audit/Compliance/CRA Committee;

•      Compensation Committee;

•      Executive Committee;

•                  Oversight Committee; and

•                  Trust Committee.

The following table sets forth the current members of the committees of the Board of Directors of the Bank:

Name	Audit	Compensation	Executive	Oversight	Trust
Kenneth A. Abercrombie		X	X	X
James L. Bailey, Jr.	X		X
M. Darlene Baxter		X
H. Terry Cook, Jr.		Chair	X	Chair	X
Thomas Napier Gordon					X
Dr. O. Rebecca Hawkins	X			X
N. Houston Parks(1)					Chair
Timothy E. Pettus			X
Dr. Joseph W. Remke, III	X
Matthew M. Scoggins, Jr.(2)	X
T. Randy Stevens		X	Chair		X
W. Lacy Upchurch					X
William R. Walter		X			X
Dan C. Wheeler	Chair	X		X
Dr. David S. Williams	X
W. Donald Wright	X	X	X

(1)           Non-director member of Trust Committee.

(2)           Audit Committee financial expert.

Audit/Compliance/CRA Committee	Number of 2008 meetings: 10

The Bank has a separately designated standing Audit/Compliance/CRA Committee (the “Audit Committee”).  This committee provides assistance to the Bank’s Board of Directors in fulfilling its responsibilities related to internal control monitoring, accounting procedures, reporting practices, regulatory compliance and quality and integrity of the financial reports of the Bank.  The charter of the Audit Committee, adopted in 2002, is included as Appendix A to this Proxy Statement.  The Audit Committee is composed solely of directors who are independent of the management of the Bank, based on the listing standards of the New York Stock Exchange, and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

The Audit Committee’s primary responsibilities fall into three broad categories:

•                  Monitoring the preparation of quarterly and annual financial reports prepared by the management of the Corporation and the Bank, which includes discussing draft financial statements and accounting and reporting matters with management and the Corporation’s independent registered public accounting firm.

•                  Responsibility for matters concerning the relationship between the Corporation and the Bank and the Corporation’s independent auditors.  This relationship includes:

•                  recommending the appointment or removal of the Corporation’s independent auditors;

•                  reviewing the scope of their audit services and related fees, as well as any other services being provided; and

•                  determining whether the Corporation’s auditors are independent.

•                  Overseeing management’s implementation of effective systems of internal controls, including the review of the activities and recommendations of the Bank’s internal auditing program.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee’s charter.

Compensation Committee	Number of 2008 meetings: 8

The Compensation Committee’s primary duties and responsibilities include establishing and monitoring compensation and benefit plan policies of the Bank and making recommendations regarding compensation and benefits for the officers of the Bank.  The Compensation Committee does not have a written charter.  The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and has the authority to retain such outside counsel, experts, and other advisors as it deems appropriate to assist it in the conduct of any such investigation.  This committee recommends to the Board of Directors of the Corporation and the Bank fees for board and committee meetings.  The Compensation Committee reviews, evaluates and recommends to the Board of Directors of the Bank the officers’ compensation program and deferred profit-sharing contributions for all eligible employees.

Executive Committee	Number of 2008 meetings: 38

This committee reviews and recommends to the Bank’s Board of Directors for its approval selected actions with regard to the general direction and conduct of the Corporation and the Bank.  This committee acts on loan applications and reviews overdrafts, cash items, loans, lines of credit and loan reviews in accordance with the Bank’s policies that have been approved by the Board of Directors.

Oversight Committee	Number of 2008 meetings: 1

This committee ensures prompt action by the Bank in response to recommendations from, and reviews the results of examinations performed by, the Bank’s regulatory agencies. It also reviews management’s response to reports of examination and periodically monitors the action taken by management in response to examination findings.

Trust Committee	Number of 2008 meetings: 12

This committee supervises the operations of the Trust and Financial Management Department of the Bank to ensure proper exercise of the fiduciary powers of the Bank.

Directors’ Attendance at Meetings

The Board of Directors of the Corporation met five times during 2008.  With the exception of W. Lacy Upchurch, each member of the Board of Directors of the Bank and the Corporation attended at least 75% of the aggregate meetings of the Board of Directors and committees of which they were members.

The Corporation does not have a policy regarding director attendance at annual meetings.  Because of the willingness of each director to be present at all annual meetings and the historical attendance of each director, a formal attendance policy has not been deemed necessary.  All directors attended the 2008 annual meeting of shareholders.

Shareholder Communication with the Board of Directors

The Board of Directors of the Corporation has adopted a process to facilitate written communications by shareholders or other interested parties to the Board of Directors.  Persons wishing to write to the Board of Directors of the Corporation or a specified director or committee of the Bank Board of Directors should send correspondence to the Corporate Secretary at First Farmers and Merchants Corporation, P.O. Box 1148, Columbia, Tennessee, 38402-1148.

All communications properly received from shareholders or other interested parties will be forwarded to the members of the Board of Directors, or to a specific director or committee if so designated by such person. Any shareholder who wishes to communicate with a specific Board member should send instructions asking that the material be forwarded to the director. Solicitations, junk mail and frivolous communications will not be forwarded but will be made available to any director who wishes to review them.

Code of Ethics

The Board of Directors of the Corporation has not adopted a Code of Ethics, as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”), because the principal business of the consolidated company is conducted by the Bank rather than the Corporation, which is a bank holding company.  The Board of Directors of the Bank, however, has adopted a Code of Ethics for all employees of the Bank.  A copy of this Code of Ethics can be obtained without charge by a written request to Human Resources Director, First Farmers and Merchants Bank, P.O. Box 1148, Columbia, Tennessee, 38402-1148.

COMPENSATION DISCUSSION AND ANALYSIS

The executive officers of the Corporation do not receive compensation for service as executive officers of the Corporation but instead receive compensation from the Bank for service as executive officers of the Bank.  The Compensation Committee of the Bank designs and implements compensation programs to attract, retain and motivate officers, employees and directors by offering attractive and competitive compensation elements and amounts.  These goals are balanced against the need to control expenses for the benefit of the shareholders of the Corporation. The compensation programs are designed to reward production and foster loyalty to the Bank and the Corporation.  To be competitive, the Bank seeks to provide salaries and benefits comparable to the median of those provided by other banking companies of the same general size and financial success in the Bank’s peer group.  The Bank strives to be competitive using peer benchmark analysis of current market levels of compensation. The Compensation Committee believes that, in large part because of the Bank’s compensation system, it has been able to assemble a team of effective and productive officers and employees.

In determining the aggregate amount of base salary and cash bonus for the Named Executive Officers, the Compensation Committee considers compensation levels for chief executive officer, chief financial officer and other executive officer positions of peer financial institutions as published in annual compensation and benefits surveys conducted by the Tennessee Bankers Association. These surveys do not identify the specific banks or bank holding companies that participated in the survey, but do provide data for the participating institutions grouped according to asset size and geographic region.  In its review of the aggregate amount of base salary and incentive bonus for the Named Executive Officers for 2008, the Compensation Committee primarily focused on data in these surveys for financial institutions with an asset size of $500 million to $1 billion.

General Compensation Philosophy

Decisions with respect to the compensation of the Bank’s executive officers, including the Named Executive Officers, are made by the Compensation Committee.  The Compensation Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Corporation and the Bank.  Consequently, the Compensation Committee places considerable importance on its task of designing and administering an executive compensation program.

The Bank has an executive compensation program that considers factors such as shareholder value and the overall performance of the Corporation and the Bank, as further described below under “Cash Bonus Plan.”  The main components of the executive compensation program are base salary, cash bonus plan, employee benefits and perquisites. The Corporation and the Bank currently do not have an equity incentive compensation program. The Compensation Committee believes that an equity incentive program is not currently in the best interest of the Corporation or the Bank.

Components of Compensation

Base Salary

Base salary represents a fixed labor cost and is designed so that the executive officers receive acceptable salaries, helping the Bank keep the talent needed to meet the challenges in the financial service industry.  Many factors are included in determining base salaries such as job responsibilities, the scope of the position, length of service with the Bank, individual performance and compensation for similar positions in the Bank’s peer group.  All base salaries are reviewed annually.  The Corporation’s compensation of its Named Executive Officers in 2008 generally was within the range of the median compensation levels of the peer group. In 2008, each of the Named Executive Officers received a salary increase compared to 2007 salary as follows, based on a combination of the above-mentioned factors:

Name	Salary Increase
T. Randy Stevens	9.80%
Patricia P. Bearden	6.66%
Timothy E. Pettus	16.28%
John P. Tomlinson, III	0.00%
N. Houston Parks	3.12%

In August 2007, the Bank adopted a new salary administration program for determining base salary.  In this system, all positions are assigned a position level and each position level has a salary range that is defined by a minimum, mid-point and maximum salary. The minimum of each salary range is typically 80% of the mid-point of the applicable salary range and the maximum of each salary range is typically 120% of the mid-point. The Bank hired Koker Goodwin and Associates in 2007 to produce the salary ranges for each position level and the Compensation Committee plans to update the ranges annually in October of each year with respect to the following year based on several salary surveys. The salary ranges are adjusted for the Bank according to its asset size and geographic location. The salary ranges have been and will be used only as a guide for setting base salaries and will not reflect any incentive pay, benefits or other executive perquisites. All base salaries can be expressed as a percentage of the mid-point of the salary range applicable to each position level (the “Compa-Ratio”).  For 2009, the base salary of each of the Named Executive Officers had the following Compa-Ratio:

Name	Compa-Ratio
T. Randy Stevens	96.7%
Patricia P. Bearden	80.0%
Timothy E. Pettus	95.3%
John P. Tomlinson, III	101.9%
N. Houston Parks	103.1%

The Compensation Committee has set the base compensation for each of the Named Executive Officers for 2009 as follows:

Name	2009 Base Salary	Increase from 2008
T. Randy Stevens	$288,818	7.50%
Patricia P. Bearden	120,000	7.10%
Timothy E. Pettus	220,000	10.00%
John P. Tomlinson, III	168,000	3.07%
N. Houston Parks	170,000	3.03%

Cash Bonus Plan

The second component in the executive compensation program is a cash bonus plan.  The cash bonus plan is used as a short-term incentive to drive achievement of annual Bank performance goals.  This plan determines the bonuses for all executive officers as a percentage of their salary and is based on an evaluation of each executive’s performance as well as the Bank’s performance in various categories, including the following:

•                  Return on assets;

•                  Delinquencies and non-accruals;

•                  Net asset growth;

•                  Net deposit growth; and

•                  Net income.

During 2008, the Compensation Committee established performance goals under the cash bonus plan.  The goals and actual performance for 2008 were as follows:

Performance Metric	2008 Goal	2008 Actual
Return on assets	1.20%	1.08%
Delinquencies and non-accruals	1.50%	2.64%
Net asset growth	$540,000	$586,000
Net deposit growth	$720,000	$744,000
Net income	$9,200,000	$9,208,000

Values were assigned to varying target levels of performance in each category so that the maximum performance goal in each category was worth 20% of the total potential bonus. The sum of the percentages for all of the categories (which equals 100% if each maximum performance goal is achieved) was then multiplied by the potential maximum bonus percentage set by the Compensation Committee for each executive position, which maximum bonus percentage was higher for positions with more responsibility, as indicated below. The resulting percentage was multiplied by the base salary for each Named Executive Officer and the product was the Named Executive Officer’s bonus for 2008.

The following bonuses were paid to the Named Executive Officers based on achievement of the performance goals for 2008:

Name	Bonus	Bonus as Percentage of Base Salary	Maximum Potential Bonus (Percentage of Base Salary)
T. Randy Stevens	$134,401	50.02%	70%
Patricia P. Bearden	20,160	18%	25%
Timothy E. Pettus	72,000	36%	50%
John P. Tomlinson, III	41,076	25.2%	35%
N. Houston Parks	41,580	25.2%	35%

All of these bonuses were in the same range as the bonus levels of the Bank’s peer group.

Employee Benefits

The Bank provides the following benefits for all employees of the Bank, including the Named Executive Officers:

•                  In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that continue after retirement.  A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was made with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust. For additional information, see the section below entitled “Split-Dollar Arrangements and Deferred Compensation Agreements.”

•                  The Bank offers health insurance, life insurance and disability insurance at a minimal cost to full-time employees and makes available health insurance for each employee’s family, the premiums for which are shared by the employee and the Bank.  Each employee receives personal copies of these insurance plans detailing the coverage provided.  Any eligible employee who becomes disabled can continue coverage under the Bank’s health insurance and life insurance plans.  The disabled employee must pay the same premiums as employees who have the same coverage and who are actively at work.  This coverage will continue to be provided by the Bank for the entire period of time that the employee is eligible and receives compensation under the Bank’s group long-term disability insurance policy.

•                  The Bank has adopted a Deferred Profit Sharing Plan, which has been approved by the Internal Revenue Service for deferral of income tax.  All employees who are at least 20 years old and who complete one year of service with the Bank are eligible to participate in the plan.  Participants are 25% vested after two years of service, an additional 15% after the third year of service and 20% each year thereafter until they are 100% vested at the end of sixth year on a graduated six-year vesting schedule. The Bank’s contribution to the plan is determined by the annual performance of the Bank and is subject to annual approval by the Board of Directors of the Bank.  The aggregate amount the Bank contributed to the Deferred Profit Sharing Plan for the 301 participants during 2008 was $1,421,213.

•                  The Bank provides dental insurance coverage for all eligible employees and makes dental insurance available for eligible dependents at the employee’s expense.

•                  The Bank pays for one physical examination each year for all officers of the Bank, including the Named Executive Officers.  The Bank pays for flu immunizations annually for all officers and employees.  Payment is made upon the presentation of an itemized statement from the physician providing the services.

•                  The Bank provides long-term disability insurance to eligible employees at no cost to the employee.

•                  The Bank offers a “Cafeteria” Plan under Internal Revenue Code Section 125 that gives employees the opportunity to pay for certain benefits on a pre-tax basis rather than on an after-tax basis.  Expenses that are eligible for the Section 125 Plan include certain insurance premiums, certain out-of-pocket medical expenses and dependent care expenses.  Money spent for these items included in the Section 125 Plan is not subject to Social Security or federal income taxes.

Perquisites

In addition to salaries, bonus opportunities and employee benefits, the Bank provides to certain executive officers, including four of the Named Executive Officers, certain perquisites so that the Bank remains competitive in its ability to hire and retain talented employees. These perquisites include the use of a company vehicle or a vehicle allowance, certain club memberships and the payment of dues for those clubs. The Bank currently provides these perquisites to all of the Named Executive Officers except Ms. Bearden. The Bank’s policy for providing perquisites is based on the number of years of experience within the banking industry and the executive’s position with the Bank. The Compensation Committee periodically reviews perquisites that are made available to the executive officers, including the Chief Executive Officer, to ensure that they are in line with market practice.

Split-Dollar Arrangements and Deferred Compensation Agreements

The Bank provides certain split-dollar insurance arrangements to fund death benefits (the “Plan”) for directors and certain officers of the Bank in order to encourage their continued employment and service with the Bank and to reward them for their past service and contribution. The Bank has purchased bank-owned life insurance policies covering the lives of its directors and the Named Executive Officers, with an aggregate premium amount of $559,000 in 2008. The Bank is the sole owner of and the primary beneficiary of these life insurance policies and recognizes the increase of the cash surrender value of the policies as tax-exempt other income.

The Bank has entered into separate agreements with each of its directors and the Named Executive Officers relating to the Plan. For the directors, each participant is entitled to designate a beneficiary to receive an amount of death benefits equal to the lesser of $100,000 or the net-at-risk insurance portion of the proceeds (defined as total proceeds minus the cash surrender value of the policy). For the Named Executive Officers, each participant is entitled to designate a beneficiary to receive an amount of death benefits equal to the lesser of two and one-half times the participant’s base annual salary at the effective date of the Plan or the net-at-risk insurance portion of the proceeds. A director or Named Executive Officer shall forfeit his or her right to the benefits provided by this Plan if he or she is terminated for cause, removed under certain other circumstances or violates the non-compete or confidentiality restrictive covenants contained in his or her agreement with the Bank. The non-compete provisions generally provide that the Plan participant may not, without the prior written consent of the Corporation, directly or indirectly (i) become employed by, participate in or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or similar financial institution if the participant’s responsibilities will include providing banking or other financial services within a 25-mile radius of any office maintained by the Corporation as of the date of termination of service, (ii) participate in any way in hiring or otherwise engaging, or assisting any other person in hiring or otherwise engaging, any individual who was employed by the Corporation as of the date of termination of service, (iii) assist, advise or serve in any capacity any third party in any action against or transaction involving the Corporation, or (iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for any orders, contract or accounts for services of a kind or nature like or substantially similarly to those sold by the Corporation to or from any person from whom the participant or the Corporation, to the knowledge of the participant, provided banking or other financial services or such other services during the three-year period immediately prior to the termination of the participant’s service.

Because Messrs. Pettus and Stevens are directors and Mr. Tomlinson is a former director, each of them also has Director Deferred Compensation Agreements. For a description of these agreements, see the section below entitled “Compensation of Directors – Deferred Compensation Agreements and Split-Dollar Arrangements.”

Group Term Carve-Out Plans

The Bank owns certain life insurance polices on the lives of participating executive officers and pays the premiums on these policies. Under the Bank’s Group Term Carve-Out Plans, the Bank has agreed to pay certain death proceeds under these life insurance policies to a beneficiary designated by each participating executive. In general, if a participant dies while employed by the Bank, the participant’s beneficiary will be entitled to a benefit equal to two and one-half times the deceased participant’s base annual salary at the effective date of the plan. All of the Named Executive Officers participate in the Bank’s 2002 Group Term Carve-Out Plan except Ms. Bearden, who participates in the Bank’s 2007 Group Term Carve-Out Plan. The Named Executive Officers’ beneficiaries are entitled to the following respective benefits under the Group Term Carve-Out Plans:

Name	Benefit Under Group Term Carve-Out Plan
T. Randy Stevens	$450,000
Patricia P. Bearden	262,500
Timothy E. Pettus	250,000
John P. Tomlinson, III	325,000
N. Houston Parks	250,000

Named Executive Officer Compensation

The executive compensation program described above is applied in setting the Named Executive Officer’s compensation. The Compensation Committee reviews the executive compensation program in relation to the performance of the Corporation’s net income and stock value.  Mr. Stevens participates in the same executive compensation program available to the other Named Executive Officers.  Although Mr. Stevens is a member of the Compensation Committee, he does not participate in discussions regarding his compensation as the Chief Executive Officer of the Bank.  None of the Named Executive Officers have employment, severance or change-of-control agreements.  The Named Executive Officers serve at the will of the Board of Directors, which enables the Bank to terminate their employment with discretion as to the terms of any severance arrangement.  This is consistent with the Bank’s performance-based philosophy.

Conclusion

The Compensation Committee believes that this mix of market-based salaries, cash bonuses, employee benefits and perquisites represents a balance that will motivate the management team to continue to produce strong returns.  The Compensation Committee further believes this program strikes an appropriate balance with the interests and needs of the Corporation and the Bank in operating a financial service business.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management.  Based on our review and discussions, the Compensation Committee recommended to the Board of Directors of the Bank, who recommended to the Board of Directors of the Corporation, that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee of the Bank’s Board of Directors:

H. Terry Cook, Jr., Chairman
Kenneth A. Abercrombie
M. Darlene Baxter
T. Randy Stevens
William R. Walter
Dan C. Wheeler
W. Donald Wright

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate remuneration accrued or paid by the Bank during the three fiscal years ended December 31, 2008 to the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(1)	Total Compensation
T. Randy Stevens, Chairman of the Board, Chief Executive Officer of the Corporation and the Bank	2008	$268,668	$134,401	$—	$—	$—	$—	$176,885	$579,954
	2007	244,668	55,050	—	—	—	—	186,215	485,933
	2006	228,662	62,882	—	—	—	—	86,119	377,663
Patricia P. Bearden Assistant Treasurer of the Corporation and Chief Financial Officer of the Bank	2008	112,000	20,160	—	—	—	—	21,584	153,744
	2007	105,000	11,813	—	—	—	—	17,408	134,221
	2006	75,000	10,312	—	—	—	—	11,250	96,562
Timothy E. Pettus President of the Corporation and the Bank	2008	200,000	72,000	—	—	—	—	55,244	327,243
	2007	172,000	27,090	—	—	—	—	22,496	221,586
	2006	147,000	28,298	—	—	—	—	22,598	197,896
John P. Tomlinson, III Chief Administrative Officer of the Bank	2008	163,000	41,076	—	—	—	—	44,457	248,533
	2007	163,000	25,673	—	—	—	—	61,745	250,418
	2006	160,000	30,800	—	—	—	—	58,616	249,416
N. Houston Parks Treasurer of the Corporation and General Counsel and Chief Operating Officer of the Bank	2008	165,000	41,580	—	—	—	—	40,945	247,525
	2007	160,000	27,090	—	—	—	—	30,582	217,672
	2006	147,000	28,298	—	—	—	—	25,048	200,346

(1)                               All other compensation for 2008 includes the following amounts:

Name	Fees for Services as Directors(a)	Contributions to Deferred Profit Sharing Plan	Imputed Income on Group Carve Out Plan	Personal Use of Company Automobile	Club Memberships and Dues	Physical Exams	Total All Other Compensation
T. Randy Stevens	$127,694	$36,270	$2,340	$1,983	$8,221	$377	$176,885
Patricia P. Bearden	5,625	15,120	438	—	401	—	21,584
Timothy E. Pettus	20,075	27,000	1,300	93	6,775	—	55,244
John P. Tomlinson, III	12,408	22,005	1,840	7,700	279	226	44,457
N. Houston Parks	5,100	22,275	1,515	8,400	3,421	234	40,945

(a)                                  Fees for service by Named Executive Officers on the Board of Directors of the Corporation and the Bank and certain committees of the Board of Directors of the Bank during the year ended December 31, 2008 are reflected in the following table:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings*	All Other Compensation	Total
T. Randy Stevens	$114,854	$—	$—	$—	$12,840	$—	$127,694
Patricia P. Bearden**	5,625	—	—	—	—	—	5,625
Timothy E. Pettus	20,075	—	—	—	—	—	20,075
John P. Tomlinson, III **	8,250	—	—	—	4,158	—	12,408
N. Houston Parks **	5,100	—	—	—	—	—	5,100

*                                         Represents interest earned on deferred compensation accounts and/or earnings on compensation that is deferred on a basis that is not tax-qualified.

**                                  Ms. Bearden, Mr. Tomlinson and Mr. Parks were not directors but received fees for attending board meetings.

Potential Payments Upon Termination or Change-in-Control

The Bank has entered into certain agreements and maintain certain plans that will require it to provide compensation to Named Executive Officers in the event of a termination of employment or change in control. The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2008 is listed in the tables below.

Mr. Stevens

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$1,068,656	(1)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Ms. Bearden

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$262,500	(2)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Mr. Pettus

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$1,162,000	(1)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Mr. Tomlinson

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$1,081,787	(3)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

Mr. Parks

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$—	$—	$—	$—	$250,000	(4)
Insurance Benefits	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—

(1)           The amounts shown reflect a payment to the Named Executive Officer’s beneficiary equal to the sum of (i) an amount equal to the lesser of two and one-half times the Named Executive Officer’s base annual salary at the effective date of the arrangement or the net-at-risk insurance portion of the proceeds under a split-dollar arrangement (i.e., total proceeds minus the cash surrender value of the policy), plus (ii) an amount equal to the greater of the Named Executive Officer’s deferral account balance under a Director Deferred Compensation Agreement with the Corporation or a fixed amount based on actuarial calculations, plus (iii) an amount equal to the greater of the Named Executive Officer’s deferral account balance under a Director Deferred Compensation Agreement with the Bank or a fixed amount based on actuarial calculations, plus (iv) an amount equal to two and one-half times the Named Executive Officer’s base salary as set forth in the Bank’s 2002 Group Term Carve-Out Plan.

(2)           The amounts shown reflect a payment to Ms. Bearden’s beneficiary in an amount equal to two and one-half times Ms. Bearden’s base salary as set forth in the Bank’s 2007 Group Term Carve-Out Plan.

(3)           The amounts shown reflect a payment to Mr. Tomlinson’s beneficiary equal to the sum of (i) an amount equal to the greater of Mr. Tomlinson’s deferral account balance under a Director Deferred Compensation Agreement with the Corporation or a fixed amount based on actuarial calculations, plus (ii) an amount equal to the greater of Mr. Tomlinson’s deferral account balance under a Director Deferred Compensation Agreement with the Bank or a fixed amount based on actuarial calculations, plus (iii) an amount equal to two and one-half times Mr. Tomlinson’s base salary as set forth in the Bank’s 2002 Group Term Carve-Out Plan.

(4)           The amounts shown reflect a payment to Mr. Parks’ beneficiary in an amount equal to two and one-half times Mr. Parks’ base salary as set forth in the Bank’s 2002 Group Term Carve-Out Plan.

COMPENSATION OF DIRECTORS

The following table summarizes the compensation of the non-management directors for the Bank and the Corporation during the year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Kenneth Abercrombie	$23,625	$—	$—	$—	$8,471	$—	$32,096
James L. Bailey, Jr.	26,450	—	—	—	11,750	—	38,200
M. Darlene Baxter	14,600	—	—	—	211	—	14,811
Hulet M. Chaney (3)	13,150	—	—	—	8,451	—	21,601
H. Terry Cook	36,600	—	—	—	15,611	—	52,211
Tom Napier Gordon	19,600	—	—	—	—	—	19,600
Dr. O. Rebecca Hawkins	14,600	—	—	—	4,652	—	19,252
Dr. Joseph W. Remke, III	12,925	—	—	—	3,867	—	16,792
Matthew M. Scoggins, Jr.	9,325	—	—	—	—	—	9,325
W. Lacy Upchurch	14,100	—	—	—	222	—	14,322
William R. Walter	22,600	—	—	—	3,180	—	25,780
Dan C. Wheeler	19,025	—	—	—	9,316	—	28,341
Dr. David S. Williams	14,600	—	—	—	3,228	—	17,828
W. Donald Wright	28,500	—	—	—	8,562	—	37,062
James E. York (4)	14,850	—	—	—	1,489	—	16,339

(1)                                 Messrs. Stevens and Pettus receive compensation for serving as members of the Board of Directors of the Corporation and the Bank or any committee of such boards as described above in the section entitled “EXECUTIVE COMPENSATION — Summary Compensation Table.”

(2)                                 Represents interest earned on deferred compensation accounts.

(3)                                 Mr. Chaney retired from the Board effective April 15, 2008.

(4)                                 Mr. York passed away on December 17, 2008.

During 2008, each director of the Corporation received an annual retainer of $3,000 and was paid a fee of $550 for each Board meeting attended.  Each Bank director received $550 for each Bank Board of Directors meeting attended, each honorary Bank director received $400 for each Bank Board of Directors meeting attended, and the following Bank advisory directors received $300 for each Bank Board of Directors meeting attended:  Dr. A. Lee Hunter, James D. Langsdon, H. Thomas Lucas, Emily McKnight, Robert Otwell, John R. Parkes, Janet Smith, Dr. Bill Thrasher and J. Cliff Walker.  Each member of the Bank’s Executive Committee received $375 for each meeting attended.  Each committee chair received $550 and each committee member received $375 for attendance at any scheduled or formally called committee meeting of any standing or specially appointed committee.  No payment was received for participation in Board or committee meetings by telephone.  Directors of the Corporation and the Bank may defer fees payable to them under the Corporation’s and Bank’s Directors Deferred Compensation Plans.  During 2008, the Corporation and the Bank together paid total cash directors’ fees of $170,750 and directors’ fees in the amount of $398,804 were deferred.  The method of compensating directors is the same for management and non-management directors.

Deferred Compensation Agreements and Split-Dollar Arrangements

Directors of the Corporation may defer fees payable to them for their service as directors by entering into a Director Deferred Compensation Agreement with the Corporation. Directors of the Bank may defer fees under similar agreements with the Bank. Under these agreements, a director may defer all or some portion of his or her director’s fees. Amounts so deferred are accounted for separately on the books of the Corporation or the Bank, as the case may be, segregated from other assets owned by the applicable entity and subject to the claims of general creditors of the applicable entity. Deferred amounts generally earn interest at The Wall Street Journal’s published prime rate on the last day of the previous calendar year plus 300 basis points. Deferred amounts are generally payable to the director on the first to occur of (i) termination of the director’s Board service for reasons other than death or (ii) termination of the corresponding Director Deferred Compensation Agreement. If, however, the director dies while serving on the Board of Directors, his beneficiary will be paid the greater of the deferred amount or the “projected benefit,” which is a fixed amount based on actuarial calculations. Hardship payments may be made out of the deferred amounts in the sole discretion of the Board of Directors upon request of a director. These agreements may be terminated by the Corporation or the Bank, as the case may be, at any time upon 90 days’ advance written notice to the effected director. Certain of these agreements were amended in January 2007 to revise the amount of the projected benefit. In general, the agreements have similar terms but not all of the agreements have identical terms.

For a description of the split-dollar arrangements with the directors, see the section above entitled “Compensation Discussion and Analysis — Components of Composition — Split-Dollar Arrangements and Deferred Compensation Agreements.”

Based on the terms of the Director Deferred Compensation Agreements and the Director Split-Dollar Agreements, the directors of the Corporation have the following death benefits:

Name	Benefit Under Split- Dollar Agreement with Bank	Benefit Under Deferred Compensation Agreement with Bank	Benefit Under Deferred Compensation Agreement with Corporation	Total Benefit
Kenneth Abercrombie	$100,000	$318,022	$190,212	$608,234
James L. Bailey, Jr.	100,000	559,097	200,632	859,729
M. Darlene Baxter	100,000	176,500	92,500	369,000
Hulet M. Chaney	—	—	—	—
H. Terry Cook	—	611,978	154,907	766,885
Tom Napier Gordon	—	—	—	—
Dr. O. Rebecca Hawkins	100,000	173,381	89,529	362,910
Timothy E. Pettus	—	750,000	162,000	912,000
Dr. Joseph W. Remke, III	100,000	658,340	376,797	1,135,137
Matthew M. Scoggins, Jr.	—	—	—	—
T. Randy Stevens	100,000	316,056	202,600	618,656
John P. Tomlinson, III(1)	—	465,090	291,697	756,787
W. Lacy Upchurch	—	163,000	85,500	248,500
William R. Walter	100,000	147,752	84,854	332,606
Dan C. Wheeler	100,000	375,317	187,281	662,598
Dr. David S. Williams	100,000	274,621	166,189	540,810
W. Donald Wright	100,000	258,795	85,929	444,724

(1)                                 Mr. Tomlinson is not a current director but, as a former director from 2000 to 2008, entered into a Deferred Compensation Agreement with each of the Bank and the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Abercrombie, Baxter, Cook, Stevens, Walter, Wheeler and Wright served as members of the Bank’s Compensation Committee throughout 2008.  Mr. Stevens serves as Chairman of the Board of Directors of the Bank and the Corporation and Chief Executive Officer of the Bank and the Corporation. None of the other members of the Compensation Committee, however, have at any time been an officer or employee of the Corporation or the Bank, nor have any of the members had any other relationship requiring disclosure by the Corporation. During 2008, none of the executive officers of the Bank or the Corporation served as a member of another entity’s compensation committee, one of whose executive officers served on the Bank’s Compensation Committee or was a director of the Corporation, and none of the executive officers of the Bank or the Corporation served as a director of another entity, one of whose executive officers served on the Bank’s Compensation Committee. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “RELATED PERSON TRANSACTIONS.”

RELATED PERSON TRANSACTIONS

During 2008, the Bank engaged in customary banking transactions and had outstanding loans to certain of the Corporation’s and Bank’s directors, including Messrs. Abercrombie, Wheeler and Wright, and members of the immediate families of such directors and executive officers.  Messrs. Abercrombie, Wheeler and Wright, their affiliates, families and companies in which they hold 10% or more ownership had outstanding loan balances of $796,462 at December 31, 2008.  These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, and did not involve more than the normal risk of collectability or present other unfavorable features.

Neither the Corporation nor the Bank has any written policies or procedures for the review, approval or ratification of any related person transaction required to be reported.  Nonetheless, management of the Corporation and the Bank is responsible for reviewing and approving any transaction between the Corporation or the Bank and any director or officer of the Corporation, the Bank or members of their immediate family or entities with which they are affiliated.  In addition, on an annual basis each director and executive officer of the Corporation and the Bank is obligated to complete a “Director and Officer Questionnaire,” which requires the director or executive officer to disclose any related person transactions or business relationships involving the Corporation or its subsidiaries that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. During 2008, there were no transactions with related persons other than the loans described above.

AUDIT COMMITTEE REPORT

In overseeing the preparation of the Corporation’s and the Bank’s financial statements, the Audit Committee met with both management and the Corporation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  The Corporation files consolidated financial statements that include the financial condition and results of operation of the Bank for the periods indicated.  In addition, the Audit Committee took the following actions:

(i)	Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.

(ii)

The Audit Committee discussed with the Corporation’s independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.

(iii)

The Audit Committee also received the written disclosures and the letter from the Corporation’s independent registered public accounting firm regarding the independence of such accountants as required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with such accountants their independence from the Corporation and its management.

(iv)

Based on its review and discussions with the Bank’s management and the Corporation’s independent registered public accounting firm, the Audit Committee recommended to the Bank’s Board of Directors who recommended to the Corporation’s Board of Directors approval of the inclusion of the audited consolidated financial statements of the Corporation and its subsidiary, the Bank, in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee of the Bank’s Board of Directors:

Dan C. Wheeler, Chairman
James L. Bailey, Jr.
Dr. O. Rebecca Hawkins
Dr. Joseph W. Remke, III
Matthew M. Scoggins, Jr.
Dr. David S. Williams
W. Donald Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee of the Bank, the firm of KraftCPAs PLLC has been selected by the Board of Directors of the Corporation to serve as the Corporation’s independent registered public accounting firm for 2009.  The Board of Directors of the Bank has also chosen KraftCPAs PLLC as its independent registered public accounting firm.  A representative of KraftCPAs PLLC will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from shareholders in attendance.

During the period covering the fiscal years ended December 31, 2008 and 2007, KraftCPAs PLLC performed the following professional services that were approved by the Audit Committee:

	2008	2007
Audit Fees(1)	$187,295	$187,276
Related Audit Fees(2)	8,340	—
Tax Fees(3)	13,500	16,048
All Other Fees(4)	850	3,986
	$209,985	$207,310

(1)

Fees for professional services rendered by KraftCPAs PLLC in connection with the audit of the Corporation’s consolidated annual financial statements, the audit of internal controls over financial reporting (pursuant to Section 404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2007 and 2008.

(2)	Fees for services rendered by KraftCPAs PLLC for audit of pension plan.
(3)	Fees for services rendered by KraftCPAs PLLC for assistance with tax compliance regarding tax filings and also for other tax advice and consulting services.
(4)	Fees for services rendered by KraftCPAs PLLC for miscellaneous consulting services with respect to the tax accrual process, AS5 (Auditing Standard No. 5) and the cash flow process.

Before KraftCPAs PLLC was engaged by the Bank, an engagement letter was submitted and approved by the Audit Committee.  The aggregate amount of $209,985 for such services does not constitute more than 5% of the total amount of the revenue paid by the Bank to KraftCPAs PLLC during the years ended December 31, 2008 and 2007.

GENERAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the management of the Corporation and the Bank knows of no other business that will be presented at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers, directors and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC.  Such executive officers, directors and greater than 10% shareholders are also required to furnish the Corporation with copies of all Section 16(a) reports that they file.  Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on the SEC’s EDGAR website and (2) written representations from the Corporation’s executive officers and directors, the Corporation believes that all reports were filed in a timely manner during 2008.

Items of Business for 2010 Annual Meeting of Shareholders

The Bylaws provide that nominations of persons for election of directors and proposals of business to be transacted by the shareholders at an annual meeting of shareholders may be made by any shareholder of record who is entitled to vote and who provides proper notice. In order for any such nomination or submission to be proper, the notice must be received by the Corporate Secretary at the principal office of the Corporation not earlier than the date which is 120 calendar days nor later than the date which is 90 calendar days before the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the applicable year’s annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the previous year’s meeting, then the notice must be received by the Corporate Secretary not earlier than the date which is 120 calendar days before the date on which the Corporation first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the date of the later to occur of (i) 90 calendar days before the date on which the Corporation first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting of shareholders or (ii) ten calendar days after the Corporation’s first public announcement of the date of the applicable year’s annual meeting of shareholders. Under the Bylaws, the public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a shareholder’s notice as described above.

Further, for a shareholder’s notice to be proper, it must set forth:

•                  the name and address of the shareholder;

•                  the class and number of shares of stock of the Corporation held of record and beneficially owned by such shareholder;

•                  the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on the stock transfer books of the Corporation;

•                  a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•                  a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•                  any personal or other material interest of the shareholder in the business to be submitted;

•                  as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•                  all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by the Corporation.

Nominations by shareholders of persons for election to the Corporation’s Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by the Bylaws shall be delivered to the Corporate Secretary at the principal office of the Corporation not earlier than the date which is 120 calendar days before the date of such special meeting and not later than the date of the later to occur of (i) 90 calendar days before the date of such special meeting of shareholders or (ii) ten calendar days after the Corporation’s first public announcement of the date of the special meeting of shareholders.

Shareholders who wish to nominate a candidate for election to the Corporation’s Board of Directors (other than the candidates proposed by the Corporation’s Board of Directors) or propose any other business at the 2010 annual meeting of shareholders must deliver written notice to the Corporate Secretary at the address below not earlier than December 22, 2009 or later than January 21, 2010.  Shareholders who satisfy the SEC requirements and wish to have a proposal considered for inclusion in the Corporation’s proxy statement for the 2010 annual meeting of shareholders should submit the proposal in writing by mailing it to the Corporate Secretary at the address below no later than December 1, 2009.

Any nomination for director or other proposal by a shareholder that is not submitted in a timely manner and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded.  Nominations or proposals for consideration at an annual meeting of shareholders shall be sent to the following address:

First Farmers and Merchants Corporation

Attention: Corporate Secretary

P.O. Box 1148

Columbia, Tennessee 38402-1148

Shareholder Comments at 2009 Annual Meeting of Shareholders

A shareholder who wishes to make comments to or ask questions of the presiding officer at the 2009 Annual Meeting of Shareholders on April 21, 2009, shall submit in writing the comments or questions no later than April 13, 2009 to: First Farmers and Merchants Corporation, Attention: Corporate Secretary, P.O. Box 1148, Columbia, TN 38402-1148.  Management reserves the right to edit or exclude any such comments or question in the interests of relevance, appropriateness and time.  A written communication of any such editing or exclusion shall be sent to the shareholder before the Annual Meeting.

Annual Reports

The Corporation’s annual report to shareholders for the fiscal year 2008 is enclosed but is not intended to be part of this Proxy Statement.

COPIES OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC WILL BE MAILED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST MADE TO:  PATRICIA P. BEARDEN, ASSISTANT TREASURER, FIRST FARMERS AND MERCHANTS CORPORATION, P. O. BOX 1148, COLUMBIA, TENNESSEE 38402-1148.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 21, 2009

This Proxy Statement and the Corporation’s 2008 Annual Report to Shareholders are available on the “Information & Tools — Annual Report” page of our website at www.fandmbank.com.

By the order of the Board of Directors,

/s/ Martha M. McKennon

Martha M. McKennon
Corporate Secretary

Appendix

First Farmers and Merchants Bank

Audit Committee Charter

The Board of Directors of First Farmers and Merchants Bank (“FF&M” or the “Company”) establishes an Audit Committee (the “Committee”) with the purpose, authority, composition, meetings and responsibilities as outlined below:

PURPOSE

To assist the board of directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

AUTHORITY

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

•                  Appoint, compensate, and oversee the work of the public accounting firm employed by the organization to conduct the annual audit. This firm will report directly to the Audit Committee.

•                  Resolve any disagreements between management and the auditor regarding financial reporting.

•                  Pre-approve all auditing and permitted non-audit services performed by the Company’s external audit firm.

•                  Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.

•                  Seek any information it requires from employees — all of whom are directed to cooperate with the committee’s requests — or external parties.

•                  Meet with Company officers, external auditors, or outside counsel, as necessary.

COMPOSITION

The audit committee will consist of at least three and no more than seven members of the Board of Directors.  Audit Committee members will be appointed annually by a majority vote of the Board.  One of the members shall be appointed Audit Committee Chairman by the Chairman of the Board. Each committee member will be both independent and financially literate.  At least one member shall be designated as the “financial expert,” as defined by applicable legislation and regulation.  No committee member shall simultaneously serve on the audit committees of more than two other public companies.

MEETINGS

The Committee will meet at least four times a year, with authority to convene additional meetings as circumstances require. All committee members are expected to attend each meeting in person or via tale- or video-conference. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It may meet separately, periodically, with management, with internal auditors and with external auditors.  It may also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

•                  Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

•                  Complex or unusual transactions and highly judgmental areas.

•                  Major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles.

•                  The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company.

•                  Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•                  Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

•                  Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•                  Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

Internal Control

•                  Consider the effectiveness of the Company’s internal control system, including information technology security and control.

•                  Understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Internal Audit

•                  Review with management and the Internal Controls Officer the charter, plans, activities, staffing, and organizational structure of the internal audit function.

•                  Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

•                  Review the effectiveness of the internal audit function.

•                  As needed, meet separately with the Internal Controls Officer to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

•                  Review the external auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.

•                  Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors.

•                  Review and evaluate the lead partner of the independent auditor.

•                  Present its conclusions with respect to the external auditor to the Board.

•                  Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

•                  Present its conclusions with respect to the independent auditor to the full board.

•                  As needed, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance

•                  Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•                  Establish procedures for: (i) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters; and (ii) The confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.  Review the findings of any examinations by regulatory agencies, and any auditor observations.

•                  Obtain regular updates from management regarding compliance matters.

Reporting Responsibilities

•                  Regularly report to the board of directors about committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

•                  Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

•                  Report annually to the shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•                  Review any other reports the company issues that relate to Committee responsibilities.

Other Responsibilities

•                  Perform other activities related to this charter as requested by the Board of Directors.

•                  Institute and oversee special investigations as needed.

•                  Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

•                  Confirm annually that all responsibilities outlined in this charter have been carried out.

•                  The Audit Committee will annually review its effectiveness.

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street, P. O. Box 1148

Columbia, Tennessee 38402-1148

PROXY

KNOW ALL PERSONS BY THESE PRESENTS, that I, the undersigned Shareholder of First Farmers and Merchants Corporation of Columbia, Tennessee (the “Corporation”), do nominate, constitute, and appoint Bettye Cornwell, Alvin Moore, and James G. White, II or any of them with full power to act alone, my true and lawful representative with respect to all shares of Common Stock of the Corporation that I would be entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 2009, at 4:00 p.m., Central Time at the Cherry Theater, Waymon L. Hickman Building, Columbia State Community College, or any adjournment thereof, with all the powers that I would possess if personally present, as follows:

1.               Election of the following 15 nominees as directors of the Corporation:

Kenneth A. Abercrombie	Thomas Napier Gordon	Matthew M. Scoggins, Jr.	Dan C. Wheeler
James L. Bailey, Jr.	Dr. O. Rebecca Hawkins	T. Randy Stevens	Dr. David S. Williams
M. Darlene Baxter	Timothy E. Pettus	W. Lacy Upchurch	W. Donald Wright
H. Terry Cook, Jr.	Dr. Joseph W. Remke, III	William R. Walter

[  ]            FOR all nominees listed

[  ]            AGAINST all nominees listed

[  ]            MIXED VOTE – To Withhold Authority to vote for any individual nominee listed above, line through or strike out the nominee’s name.  In favor of those nominees not marked.

2.               At their discretion, Bettye Cornwell, Alvin Moore, or James G. White, II are authorized to vote upon such other business as may properly come before the meeting.

Management presently knows of no other business to be presented by or on behalf of its management at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted for the directors nominated.

This proxy is solicited on behalf of the Board of Directors.  This proxy may be revoked prior to its exercise.

When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title.  If there is more than one trustee, all should sign.  All joint owners must sign.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated the day of , 2009

(Signature of Shareholder)

No. of Shares                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

                  I will attend the meeting/reception.                                                     Number attending

                  I will not attend the meeting/reception.